Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-203405) of New Media Investment Group Inc. and in the related Prospectus of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of New Media Investment Group Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of New Media Investment Group Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.
/s/ Ernst & Young LLP
Rochester, New York
February 28, 2018